                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )


Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section  240.14a-11(c) or Section
         240.14a-12

                                  INDEX, INC.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1. Title of each class of securities to which transaction applies: N/A
         2.      Aggregate number of securities to which transaction applies:
                 N/A
         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                 N/A
         4.      Proposed maximum aggregate value of transaction: N/A
         5.      Total fee paid:  N/A

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.      Amount Previously Paid:  N/A
         2.      Form, Schedule or Registration Statement No.:  N/A
         3.      Filing Party:  N/A
         4.      Date Filed:  N/A

                             DXP ENTERPRISES, INC.
                        (formerly known as Index, Inc.)

                    580 Westlake Park Boulevard, Suite 1100
                             Houston, Texas  77079
                                  281/531-4214


                                  May 23, 1997



Dear Shareholder:


         You are cordially invited to attend the Annual Meeting of Shareholders of DXP Enterprises, Inc. (the "Company") to be held at 10:00 a.m., Central Daylight Time, on Tuesday, June 17, 1997, at the offices of the Company's subsidiary, SEPCO Industries, Inc., 6500 Brittmore, Houston, Texas 77041. As you are probably aware, the Company changed its name from Index, Inc. to DXP Enterprises, Inc. in May 1997.

         This year you will be asked to consider one proposal concerning the election of directors. This matter is explained more fully in the attached proxy statement, which you are encouraged to read.

         The Board of Directors recommends that you approve the proposal and urges you to return your signed proxy card at your earliest convenience, whether or not you plan to attend the annual meeting.

         Thank you for your cooperation.


                                        Sincerely,

                                        /s/ DAVID R. LITTLE

                                        David R. Little
                                        President and Chief Executive Officer

                             DXP ENTERPRISES, INC.
                        (formerly known as Index, Inc.)
                    580 Westlake Park Boulevard, Suite 1100
                             Houston, Texas  77079

       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 1997

         Notice is hereby given that the Annual Meeting of the Shareholders of DXP Enterprises, Inc., a Texas corporation (the "Company"), will be held on Tuesday, June 17, 1997, at 10:00 a.m., Central Daylight Time, at the offices of the Company's subsidiary, SEPCO Industries, Inc., 6500 Brittmore, Houston, Texas 77041, for the following purposes:

                 (l) To elect six directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified; and

                 (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The holders of record of Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Company at the close of business on April 25, 1997, will be entitled to vote at the meeting.


                                        By Order of the Board of Directors,

                                        /s/ GARY A. ALLCORN

                                        Gary A. Allcorn
                                        Secretary

May 23, 1997

                             DXP ENTERPRISES, INC.
                        (formerly known as Index, Inc.)

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 17, 1997

         This Proxy Statement is furnished to the shareholders of DXP Enterprises, Inc. (the "Company"), 580 Westlake Park Boulevard, Suite 1100, Houston, Texas 77079 (Tel. No. 281/531-4214), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of shareholders to be held on Tuesday, June 17, 1997, at 10:00 a.m., Central Daylight Time, at the offices of the Company's subsidiary, SEPCO Industries, Inc., 6500 Brittmore, Houston, Texas 77041, or any adjournment thereof.

         Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted for the director nominees listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting. This Proxy Statement and accompanying form of proxy are to be mailed on or about May 23, 1997, to shareholders of record on April 25, 1997 (the "Record Date").

    At the close of business on the Record Date, there were outstanding and entitled to vote 12,079,975 shares of Common Stock, par value $.01 per share (the "Common Stock"), 3,179 shares of Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), and 15,000 shares of Series B Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and only the holders of record on such date are entitled to vote at the meeting. Subsequent to the Record Date, the Company effected a two-for-one reverse split of the outstanding shares of Common Stock. References in this Proxy Statement to numbers of shares of Common Stock have not been adjusted to give effect to the reverse stock split.

    The holders of record of Common Stock on the Record Date will be entitled to one vote per share on each matter presented to such holders at the meeting. The holders of record of Series A Preferred Stock and Series B Preferred Stock on the Record Date will be entitled to one-tenth of one vote per share on each matter presented to such holders at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock is necessary to constitute a quorum for the transaction of business at the meeting.

                       MATTERS TO COME BEFORE THE MEETING

PROPOSAL 1:      ELECTION OF DIRECTORS

         At the meeting, six directors constituting the entire Board of Directors are to be elected. The holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, are entitled to elect the six nominees for election to the Board of Directors. All directors of the Company hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

         It is the intention of the persons named in the proxies for the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock to vote the proxies for the election of the nominees named below, unless otherwise specified in any particular proxy. The management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors. In accordance with the Company's by-laws and Texas law, a shareholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors. The director nominees receiving a plurality of the votes of the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote on the election of directors will be elected directors. Abstentions and broker non-votes (i.e., shares held in street name for which the record holder does not have discretionary authority to vote under the rules of the New York Stock Exchange) will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.

         The persons listed below have been nominated for election to fill the six director positions to be elected by the holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.

      NOMINEE                           AGE             POSITION WITH THE COMPANY             DIRECTOR SINCE
      -------                           ---             ------------------------              --------------
 David R. Little                        45         President, Chief Executive Officer              1996
                                                              and Director

 Jerry J. Jones                         58           Senior Vice President/Corporate               1996
                                                        Development and Director

 Bryan H. Wimberly                      57        Senior Vice President/Pump, Bearing,             1996
                                                      Power Transmission and Valve
                                                      Automation Group and Director

 Cletus Davis                           67                      Director                           1996

 Kenneth H. Miller                      57                      Director                           1996

 Thomas V. Orr                          46                      Director                           1996

INFORMATION REGARDING NOMINEES AND DIRECTORS

Background of Nominees for Director

         David R. Little. Mr. Little has served as a Director and President of the Company since July 1996 and as Chief Executive Officer since August 1996 and also has held these positions with SEPCO Industries, Inc. ("SEPCO"), a wholly owned subsidiary of the Company, since 1986.

         Jerry J. Jones. Mr. Jones has served as a Director and Senior Vice President/Corporate Development of the Company since August 1996. Mr. Jones also has served as a Director of SEPCO since 1986 and as Senior Vice President/Corporate Marketing of SEPCO since June 1995. From February 1993 to June 1995, Mr. Jones served as President of T. L. Walker Bearing Company, a subsidiary of SEPCO. Prior to his employment with SEPCO, Mr. Jones served as President and Chief Executive Officer of The Energy Partners, Inc./Perry Oceanographics, a renewable energy development company and offshore underwater equipment manufacturer, from November 1989 to December 1992.

         Bryan H. Wimberly. Mr. Wimberly has served as a Director and Senior Vice President/Pump, Bearing, Power Transmission and Valve Automation Group of the Company since August 1996. Mr. Wimberly also has served as a Director of SEPCO since 1987 and the President and Chief Operating Officer of SEPCO since October 1995. Mr. Wimberly has been employed by SEPCO since 1987 in various capacities, including Senior Vice President/Operations.

         Cletus Davis. Mr. Davis has served as a Director of the Company since August 1996. Mr. Davis is an attorney practicing in the areas of commercial real estate, banking, corporate, estate planning and general litigation and is also a trained mediator. From May 1988 to February 1992, Mr. Davis was a member of the law firm of Wood, Lucksinger & Epstein. Since March 1992, Mr. Davis has practiced law with the law firm of Cletus Davis, P.C.

         Kenneth H. Miller. Mr. Miller has served as a Director of the Company since August 1996. Mr. Miller also has served as a Director of SEPCO since April 1989. Mr. Miller is a Certified Public Accountant and has been a solo practitioner since 1983.

         Thomas V. Orr. Mr. Orr has served as a Director of the Company since August 1996. Mr. Orr has served as Senior Vice President and Divisional Manager of Morgan Keegan, Inc., a full service brokerage firm, since February 1995. From June 1990 to January 1995, Mr. Orr was a Divisional Sales Manager for two years and Branch Office Manager for three years for Paine Webber, Inc., an investment banking firm.

Committees of the Board of Directors and Meeting Attendance

         The Board of Directors has established an Audit Committee and a Compensation Committee. The Board of Directors has not established a nominating committee. During the fiscal year ended December 31, 1996, all action of the Board of Directors was taken by consent in lieu of meetings. The Audit Committee met once and the Compensation Committee did not meet. No director attended less than 75% of the meetings of committees of which he is a member.

         The Audit Committee, composed of Messrs. Davis, Miller and Orr, makes recommendations to the Board of Directors on matters regarding the independent public accountants of the Company and the annual audit of the Company's financial statements and accounts. The Compensation Committee, composed of Messrs. Davis, Miller and Orr, makes recommendations to the Board of Directors regarding compensation for the Company's executive officers, directors, employees, consultants and agents, and acts as the administrative committee for the Company's stock plans, including the Company's Long-Term Incentive Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of April 21, 1997, with respect to (i) persons known to the Company to be beneficial holders of five percent or more of either the outstanding shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock, (ii) named executive officers and directors of the Company and (iii) all executive officers and directors of the Company as a group. Subsequent to the Record Date, the Company effected a two-for-one reverse split of the outstanding shares of Common Stock. References in this Proxy Statement to numbers of shares of Common Stock have not been adjusted to give effect to the reverse stock split.



                                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)
                                         -------------------------------------------------------------------

                                                                    SERIES A               SERIES B
     NAME AND ADDRESS OF BENEFICIAL          COMMON                 PREFERRED             PREFERRED
                OWNER(1)                     STOCK          %         STOCK        %        STOCK         %
     ------------------------------      -------------   -------   -----------  ------   -----------   ------
 Gary A. Allcorn(3)                          8,988,723    50.6          --          --     15,000       89.3
 580 Westlake Park Blvd.,
 Suite 1100
 Houston, Texas 77079

 David R. Little(4)                          4,286,729    22.4          --          --         --       --
 580 Westlake Park Blvd.,
 Suite 1100
 Houston, Texas 77079

 Bryan H. Wimberly(5)                        1,673,013    10.4          --          --         --       --
 580 Westlake Park Blvd.,
 Suite 1100
 Houston, Texas 77079
 Jerry J. Jones(6)                           1,439,963     8.3          --          --         --       --
 580 Westlake Park Blvd.,
 Suite 1100
 Houston, Texas 77079

 SEPCO Industries, Inc. Employee             3,825,194    24.1       1,870        55.5         --       --
    Stock Ownership Plan
 c/o River Oaks Trust Company,
 Trustee
 2001 Kirby
 Houston, Texas 77210
 Nelvin F. Luke(7)                             229,691     1.4         374        11.1         --       --
 225 Newman Avenue
 Jefferson, Louisiana 70121

 Denny Lawrence(8)                             201,600     1.2          --          --      1,800       10.7
 Route 1, Box 265-B
 Farmerville, Louisiana  71241

 Donald E. Tefertiller(9)                      186,168     1.2         374        11.1         --       --
 4425 Congressional Drive
 Corpus Christi, Texas 78413
 Norman O. Schenk(10)                          160,050     1.0         374        11.1         --       --
 4415 Waynesboro
 Houston, Texas 77035

 Charles E. Jacob(11)                           95,769      *          187         5.6         --       --
 P. O. Box 57
 Maypearl, Texas 76064
 Ernest E. Herbert(12)                          94,140      *          187         5.6         --       --
 57 Coronado Avenue
 Kenner, Louisiana

 Thomas V. Orr, Director(13)                    16,000      *           --          --         --       --

 Kenneth H. Miller, Director(14)                16,000      *           --          --         --       --
 Cletus Davis, Director(15)                     16,000      *           --          --         --       --

 All executive officers, directors          16,436,428    72.9          --          --     15,000       89.3
 and nominees as a group
 (7 persons)(16)

_____________________
*   Less than 1%.

(l) Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days have been exercised or converted. An aggregate of approximately 83,000 shares of Common Stock issuable upon surrender of certificates formerly representing shares of common stock of SEPCO and Newman Communications Corporation ("Newman"), each of which companies was acquired by the Company in December 1996 as part of a reorganization of SEPCO, were not included in the determination of each beneficial owner's percentage ownership. However, an aggregate of 187 shares of Series A Preferred Stock and 1,800 shares of Series B Preferred Stock issuable upon surrender of certificates formerly representing shares of SEPCO preferred stock that as of April 21, 1997 had not been surrendered were included in the determination of each beneficial owner's percentage ownership. Additionally, as of April 21, 1997, the Company's employee stock ownership plan (the "ESOP") had not surrendered its certificates formerly representing shares of SEPCO common stock; however, each person's beneficial ownership was determined by assuming that an aggregate of 3,825,194 shares of Common Stock issuable upon surrender of such certificates were issued and outstanding as of April 21, 1997.

(2) Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially owned by them.

(3) Includes 6,851,184 shares of Common Stock and 15,000 shares of Series B Preferred Stock owned by the Kacey Joyce, Andrea Rae and Nicholas David Little 1988 Trusts (the "Trusts") for which Mr. Allcorn serves as trustee. Because of this relationship, Mr. Allcorn may be deemed to the beneficial owner of such shares and the 1,680,000 shares of Common Stock issuable upon conversion of the 15,000 shares of Series B Preferred Stock held by the Trusts. Also includes 80,000 shares of Common Stock issuable upon exercise of an option and 28,739 shares of Common Stock held of record by the ESOP for Mr. Allcorn's account.

(4) Includes 3,200,000 shares of Common Stock issuable to Mr. Little upon exercise of an option and 161,829 shares of Common Stock held of record by the ESOP for Mr. Little's account.

(5) Includes 201,600 shares of Common Stock owned of record by a trust of which Mr. Wimberly is one-third beneficiary and 195,200 shares of Common Stock issuable upon exercise of an option granted to Mr. Wimberly. Also includes 34,613 shares of Common Stock held by the ESOP for Mr. Wimberly's account.

(6) Includes 1,436,800 shares of Common Stock issuable upon exercise of an option granted to Mr. Jones and 3,163 shares of Common Stock held by the ESOP for Mr. Jones's account.

(7) Includes 16,000 shares of Common Stock issuable upon exercise of an option and 90,491 shares of Common Stock held of record by the ESOP for Mr. Luke's account.

(8) Includes 201,600 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock.

(9) Includes 16,000 shares of Common Stock issuable upon exercise of an option and 46,968 shares of Common Stock held of record by the ESOP for Mr. Tefertiller's account.

(10) Includes 36,580 shares of Common Stock held of record by the ESOP for Mr. Schenk's account.

(11) Includes 47,140 shares of Common Stock held of record by the ESOP for Mr. Jacob's account.

(12) Includes 33,369 shares of Common Stock held of record by the ESOP for Mr. Herbert's account.

(13) Includes 16,000 shares of Common Stock issuable upon exercise of an option.

(14) Includes 16,000 shares of Common Stock issuable upon exercise of an option.

(15) Includes 16,000 shares of Common Stock issuable upon exercise of an option.

(16)  See notes (3) through (6) and (13) through (15).

                      EXECUTIVE OFFICERS AND COMPENSATION

         The following section sets forth the names and background of the Company's executive officers.

BACKGROUND OF EXECUTIVE OFFICERS

                                                                                         DATE OF
            NAME                                 OFFICES HELD                        FIRST ELECTION      AGE
            ----                                 ------------                        --------------      ---
 David R. Little . . . .     President and Chief Executive Officer                      July 1996        45

 Jerry J. Jones  . . . .     Senior Vice President/Corporate Development               August 1996       58

 Bryan H. Wimberly . . .     Senior Vice President/Pump, Bearing, Power                August 1996       57
                             Transmission and Valve Automation Group

 Gary A. Allcorn . . . .     Senior Vice President/Finance, Treasurer and               July 1996        44
                             Secretary


      For further information regarding Mr. Little's background, see "Background of Nominees for Director".

      For further information regarding Mr. Jones's background, see "Background of Nominees for Director".

      For further information regarding Mr. Wimberly's background, see "Background of Nominees for Director".

      Gary A. Allcorn. Mr. Allcorn has served as Secretary and Treasurer of the Company since July 1996 and as Senior Vice President/Finance since August 1996. Mr. Allcorn also has held this position with SEPCO since December 1995. Mr. Allcorn has been employed with SEPCO since 1985 in various capacities, including Vice-President/Finance and Chief Financial Officer.

      All officers of the Company hold office until the regular meeting of directors following the annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

COMPENSATION COMMITTEE REPORT

      The Board established a Compensation Committee (the "Committee") on August 12, 1996, which is composed of Cletus Davis, Tommy Orr and Kenneth Miller, all of whom are outside directors. The purpose of the Committee is to review, approve and make recommendations to the Board of Directors on matters regarding the compensation of officers, directors, employees, consultants and agents of the Company and act as the administrative committee for any stock plans of the Company, including its Long-Term Incentive Plan. The Committee makes its compensation decisions based upon its own research and analysis. The Company is prepared to engage an outside compensation consultant if the Committee so requests.

      The Committee believes that the Company's past and future success is the result of a highly qualified and stable management team. The Company believes that the stability of a management team is important to its success and has adopted a strategy to (i) compensate its executive officers through a stable base salary set at a sufficiently high level to retain and motivate such officers, (ii) link a portion of their compensation to their individual and the Company's performance and (iii) provide a portion of their compensation in a manner that aligns the financial interests of the Company's executive officers with those of the Company's shareholders.

      The Company was privately held until December 1996. The compensation packages of the Company's executive officers was established by SEPCO prior to the Company becoming public. These compensation packages were assumed by the Company upon completion of the SEPCO reorganization. The Committee reviewed these executive compensation packages with its outside advisors and determined that they were consistent with the long-term strategies of the Company.

      The major components of the Company's executive compensation program consist of base salary, incentive compensation tied to the Company's performance and equity participation in the form of stock ownership and stock options.

Base Salary

      Base salaries for the Company's executives are influenced by both objective and subjective criteria. Salaries are determined by reviewing the executive level of responsibility, tenure with the Company, prior year compensation and effectiveness of the management team. In setting compensation levels for positions other than the Chief Executive Officer, the Committee considers recommendations from the Company's Chief Executive Officer. The Committee believes executive base salaries and incentive compensation for 1996 were reasonable based upon the duties and responsibilities of those executives.

Incentive  Compensation

      The Committee believes incentive compensation tied to the Company's performance is a key component of executive compensation. The incentive compensation for the Company's executive officers ranges from 9% to 35% of the cash portion of their annual compensation package. The Committee believes this type of incentive compensation motivates the executive to focus on the Company's performance. Additionally, poor Company performance results in lower compensation for the executives.

Stock Options

      The Committee believes equity participation is a key component of the Company's executive compensation program. Stock options are granted to executives based upon the officer's past and anticipated contribution to the growth and profitability of the Company. The Committee also believes that the granting of stock options enhances shareholder value by aligning the financial interests of the executive with those of the Company's shareholders. In 1996, the Committee granted stock options with respect to 80,000 shares of Common Stock to Gary Allcorn, the Company's Senior Vice President/Finance, at an exercise price of $0.58 per share. In making this grant the Committee considered Mr. Allcorn's contribution to the Company in meeting its financial and strategic objectives and also relied upon recommendations of Mr. Little. The option is currently vested and expires in December 2001. In 1995, each of Mr. Little, Mr. Jones and Mr. Wimberly were granted options to purchase 3,200,000, 1,436,800 and 195,200 shares of Common Stock, respectively, at an exercise price per share of $0.44625, $0.41 and $0.36875, respectively.

Chief Executive Officer's 1996 Compensation

      The compensation paid to Mr. Little, the Company's Chief Executive Officer, in 1996 consisted of base salary and incentive compensation and was established pursuant to his employment agreement with SEPCO. In 1996, Mr. Little received $263,714 in base pay and $93,454 in incentive compensation pursuant to his employment agreement.


                               Cletus Davis
                               Kenneth H. Miller
                               Thomas V. Orr


SUMMARY OF COMPENSATION

         Set forth in the following table is certain compensation information concerning the Chief Executive Officer and each of the Company's most highly compensated executive officers as to whom the total annual salary and bonus for the fiscal year ended December 31, 1996, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE



                                                                                                LONG TERM
                                                         ANNUAL COMPENSATION                   COMPENSATION
-------------------------------------------------------------------------------------------------------------
                                                                                  OTHER          SECURITIES
                                                                                 ANNUAL          UNDERLYING
           NAME AND PRINCIPAL                         SALARY       BONUS      COMPENSATION         OPTIONS
                POSITION                    YEAR        ($)         ($)            ($)               (#)
 --------------------------------------   --------  ----------   ---------  ----------------   --------------
 David R. Little,                          1996     263,714         93,454         --                --
   President and Chief Executive           1995     222,567        131,888         --             3,200,000
   Officer

 Jerry J. Jones,                           1996     116,264         62,516         --                --
   Senior Vice President/                  1995     113,330         67,503     357,216(1)         1,436,800
   Corporate Development

 Bryan H. Wimberly,                        1996     136,031         65,620         --                --
   Senior Vice President/Operation         1995     121,967         92,589         --               195,200

 Gary A. Allcorn,                          1996     114,161         10,741         --                80,000
   Senior Vice President/Finance           1995     103,707          9,059         --                --

(1) Represents payments to Mr. Jones in respect of the repurchase by the Company of shares acquired by Mr. Jones on exercise of options held by him.

OPTION GRANTS AND EXERCISES

      The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1996, to the executive officers named in the Summary Compensation Table.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1996

                                                                                          POTENTIAL REALIZED
                                   INDIVIDUAL GRANTS                                       VALUE AT ASSUMED
 -------------------------------------------------------------------------------------     ANNUAL RATES OF
                                                                                             STOCK PRICE
                          NUMBER OF       % OF TOTAL                                       APPRECIATION FOR
                         SECURITIES         OPTIONS        EXERCISE                          OPTION TERM
                                                                                         --------------------
                         UNDERLYING       GRANTED TO        OR BASE
                           OPTIONS       EMPLOYEES IN        PRICE        EXPIRATION
         NAME            GRANTED (#)      FISCAL YEAR      ($/SHARE)         DATE         5% ($)     10% ($)
 -------------------   --------------   ---------------  ------------   --------------   ---------  ---------
 Gary A. Allcorn           80,000            16.7%           0.58          12/05/01       12,819      28,327



      The following table sets forth information concerning the value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 1996. None of such executive officers exercised any stock options during the year ended December 31, 1996.

                       OPTION VALUES AT DECEMBER 31, 1996

                                                    NUMBER OF
                                              SECURITIES UNDERLYING
                                               UNEXERCISED OPTIONS               VALUE OF UNEXERCISED
                                               AT DECEMBER 31, 1996            IN-THE-MONEY OPTIONS AT
                                                    (# SHARES)                 DECEMBER 31, 1996 ($)(1)
                                         -------------------------------   ------------------------------
                  NAME                     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
 -------------------------------------   --------------   --------------   --------------   --------------
 David R. Little                           3,200,000            --            9,760,000           --

 Jerry J. Jones                            1,436,800            --            4,439,712           --

 Bryan H. Wimberly                           195,200            --              610,976           --

 Gary A. Allcorn                              80,000            --              233,600           --


__________
(1) Based on a price per share of $3.50, the closing sale price of the Common Stock on December 31, 1996.

PERFORMANCE PRESENTATION

      The following performance graph compares the performance of the Common Stock to the S&P Midcap Industrials Index and the Nasdaq Composite (US). Information with respect to the Common Stock, the S&P Midcap Industrials Index and the Nasdaq Composite (US) is from December 27, 1996, the date on which the Common Stock first began public trading. The graph assumes that the value of the investment in the Common Stock in each index was $100 at December 27, 1996, and that all dividends were reinvested.

                                    [GRAPH]

 TOTAL RETURN ANALYSIS

                                                       December 27, 1996              December 31, 1996
 Index, Inc.                                               $ 100.00                        $  93.33
 S&P Midcap Industrials Index                              $ 100.00                        $ 101.29

 Nasdaq Composite (US)                                     $ 100.00                        $  99.97


COMPENSATION OF DIRECTORS

      The Company's Bylaws provide that directors may be paid their expenses, if any, and may be paid a fixed sum for attendance of each Board of Directors meeting. The Company pays each non-employee director $1,000 per meeting attended, plus expenses. During 1996, all action of the Board of Directors was taken by consents in lieu of meetings; therefore, no amounts were paid to directors of the Company for meeting attendance.

      In May 1996, each of Messrs. Davis, Miller and Orr received non-qualified stock options to purchase 16,000 shares of Common Stock at an exercise price per share of $0.578125.

EMPLOYMENT AGREEMENTS

      The Company has entered into an employment agreement (the "Little Employment Agreement"), effective July 1, 1996, with Mr. Little. The Little Employment Agreement is for a term of three years, renewable annually for a term to extend three years from such renewal date. The Little Employment Agreement provides for compensation in a minimum amount of $260,000 per annum, to be reviewed at least annually for possible increases, monthly bonuses equal to 3% of the profit before tax of SEPCO as shown on the books and records of SEPCO at the end of each month and other perquisites in accordance with SEPCO policy. In the event Mr. Little terminates his employment for "Good Reason" (as defined therein), or is terminated by the Company for other than "Good Cause" (as defined therein), Mr. Little would receive a cash lump sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the Little Employment Agreement, (ii) an amount equal to the sum of the most recent 12 months of bonuses paid to him, (iii) two times the sum of his current annual base salary plus the total of the most recent 12 months of bonuses, (iv) all compensation previously deferred and any accrued interest thereon, and any accrued vacation pay not yet paid by the Company and (v) continuation of benefits under the Company's benefit plans for the current employment period. Mr. Little is also entitled under the Little Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to
Section 4999 of the Code, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control or any payment of distribution made to him.

      The Company also has entered into employment agreements (each Employment Agreement hereinafter referred to as "Employment Agreement" and the four Employment Agreements hereinafter collectively referred to as "Employment Agreements"), effective as of July 1, 1996, with Messrs. Jerry J. Jones, Bryan
H. Wimberly, Bob Evans and Gary A. Allcorn, (each hereinafter referred to as "Employee"). Each Employment Agreement is for a term of one year, renewable automatically for a one-year term. The Employment Agreements provide for (i) annual salary ("Salary") in the amounts of $113,000 for Mr. Jones, $130,000 for Mr. Wimberly, $108,000 for Mr. Evans and $110,000 for Mr. Allcorn, and (ii) other perquisites in accordance with Company policy. The Employment Agreements provide for bonuses as follows: (i) Mr. Jones is entitled to a monthly bonus of two percent of the monthly profit before tax of the Company, excluding sales of fixed assets and extraordinary items; (ii) Mr. Wimberly is entitled to a monthly bonus of two percent of the monthly profit before tax of SEPCO, excluding sales of fixed assets and extraordinary items; and (iii) Mr. Allcorn is entitled to a quarterly bonus pursuant to the terms and conditions of SEPCO's bonus pool. Mr. Evans is not entitled to receive a bonus.

      In the event Employee terminates his employment for "Good Reason" (as defined therein), or is terminated by the Company for other than "Cause" (as defined therein), each Employee would receive (i) 12 monthly payments each equal to one month of the Salary, in the case of Messrs. Jones, Wimberly and Allcorn, and six monthly payments each equal to one month of Salary, in the case of Mr. Evans, (ii) a termination bonus equal to (A) the previous 12 monthly bonuses, in the case of Messrs. Jones and Wimberly, (B) the previous four quarterly bonuses, in the case of Mr. Allcorn and (C) six months of Salary, in the case of Mr. Evans, and (iii) any other payments due through the date of termination. In the event Employee dies, become disabled, terminates the Employment Agreement with notice or the Employment Agreement is terminated by the Company for Cause, Employee or Employee's estate, as applicable, would receive all payments then due him under the Employment Agreement through the date of termination.

BENEFIT PLANS

The SEPCO Industries, Inc. Employee Stock Ownership Plan

      The Company maintains the ESOP for the benefit of eligible employees pursuant to which annual contributions may be made. The amount and form of the annual contribution is within the discretion of the Company's Board of Directors. Such contributions are limited to a maximum of 15% of the total compensation paid to all participants eligible to receive an allocation during the fiscal year. The Company (or its predecessor, SEPCO) contributed $150,000 for each of the years ended December 31, 1996, 1995 and 1994. The ESOP currently is administered by David R. Little. However, the Company is in the process of amending the ESOP to name the Compensation Committee to serve as administrator.

Long-Term Incentive Plan

      In August 1996, the Company established a Long-Term Incentive Plan (the "LTIP"). The LTIP provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options, restricted stock awards and performance awards to certain key employees of the Company and its subsidiaries. The LTIP is administered by the Compensation Committee.

      800,000 shares of Common Stock (approximately 5% of the current outstanding shares of Common Stock) currently are available for issuance under the LTIP. In addition, as of January 1 of each year the LTIP is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the LTIP, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the proceeding year, the number of shares available will be increased by an amount such that the total number of shares available for issuance under the LTIP equals 5% of the total number of shares of Common Stock outstanding, not including any shares issued under the LTIP. Lapsed, forfeited or canceled awards will not count against these limits. Cash exercises of SARs and cash settlement of other awards will also not be counted against these limits but the total number of SARs and other awards settled in cash shall not exceed the total number of shares authorized for issuance under the LTIP (without reduction for issuances).

TRANSACTIONS

      In December 1989, the Company restructured certain loans previously made by the Company to David R. Little, President and Chief Executive Officer of the Company, pursuant to which Mr. Little executed two promissory notes in the amounts of $149,910 and $58,737, respectively, each bearing interest at 9% per annum. The notes require monthly payments of $1,349 and $528, respectively. The outstanding balances of such loans at December 31, 1996, were $127,814 and $50,080, respectively.

      In December 1993, the Company loaned Mr. Little approximately $210,940 to purchase 59,800 shares of SEPCO's Class A Common Stock. The loan bore interest at 6% per annum and provided for annual interest payments and one principal payment upon sale of the stock which secured such loan. The loan was repaid on August 5, 1996. SEPCO from time to time also has made non-interest bearing advances to Mr. Little that as of December 31, 1996 totaled approximately $330,845. The largest aggregate amount of Mr. Little's indebtedness outstanding to SEPCO during the year ended December 31, 1996 was approximately $770,000.

      Mr. Allcorn, Senior Vice President/Finance of the Company, is the trustee of three trusts for the benefit of Mr. Little's children, each of which holds 2,283,728 shares of Common Stock and 5,000 shares of Series B Preferred Stock. Mr. Allcorn exercises sole voting and investment power over the shares held by such trusts.

      Mr. Little has personally guaranteed up to $500,000 of the obligations of the Company under the loan agreement with its principal lender. In addition, all of the shares of Common Stock and Series B Preferred Stock held in trust for Mr. Little's children have been pledged to such lender to secure the obligations of the Company under the loan agreement.


                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      Arthur Andersen LLP ("Arthur Andersen") served as the Company's principal independent accountants for the fiscal year ended December 31, 1996 and has been recommended by the Audit Committee to so serve for the current year. Representatives of Arthur Andersen are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Ernst & Young L.L.P. ("Ernst & Young") served as the Company's auditors for the fiscal years ending December 31, 1994 and 1995. On December 26, 1996, the Board of Directors of the Company approved the recommendation of the Audit Committee of the Company's Board of Directors not to reappoint Ernst & Young as the Company's auditors for the fiscal year ended December 31, 1996. The Audit Committee recommended, and the Board of Directors ratified and approved, the appointment of Arthur Andersen as the Company's auditors for the year ended December 31, 1996. The decision to replace Ernst & Young as the Company's independent auditors with Arthur Andersen followed a review by the Company of its accounting needs in light of the recent registration of its capital stock under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company's Audit Committee and Board of Directors also considered proposed fee arrangements by both Ernst & Young and Arthur Andersen and their respective expertise in the area industrial distribution, public company reporting and mergers and acquisitions. In light of all of these factors, the Company's Audit Committee and Board of Directors concluded that it would be desirable for the Company to appoint Arthur Andersen as its independent auditors for the year ended December 31, 1996.

      The reports of Ernst & Young on the Company's balance sheet as of July 31, 1996 and on the financial statements of SEPCO for the years ended December 31, 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      There have been no disagreements with Ernst & Young during the two most recent fiscal years of SEPCO, or any subsequent interim period of SEPCO or the Company, on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which would have caused Ernst & Young to make reference to the matter in connection with any of its reports on the Company's financial statements and which were not resolved to the satisfaction of Ernst & Young.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file statements on Form 3, Form 4, and Form 5 of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports which they file.

      Based solely on a review of reports on Form 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, reports on Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and written representations from reporting persons that no report on Form 5 was required, the Company believes that, no person who, at any time during 1996, was subject to the reporting requirements of Section 16(a) with respect to the Company failed to meet such requirements on a timely basis.


                       PROPOSALS FOR NEXT ANNUAL MEETING

      Any proposals of shareholders intended to be presented at the annual meeting of shareholders of the Company to be held in 1998 must be received by the Company at its principal executive offices, 580 Westlake Park Boulevard, Suite 1100, Houston, Texas 77079, no later than January 23, 1998, in order to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

      The management of the Company knows of no other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

      The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, certain directors, officers or employees of the Company may solicit the return of proxies by telephone, telegram or personal interview.

                             DXP ENTERPRISES, INC.
                        (formerly known as Index, Inc.)

                     PROXY - ANNUAL MEETING OF SHAREHOLDERS
                                 June 17, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned holder of Common Stock of DXP Enterprises, Inc. (formerly known as Index, Inc.) ("DXP") hereby appoints David R. Little and Gary A. Allcorn, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Tuesday, June 17, 1997, at 10:00 a.m., Houston time, at the offices of SEPCO Industries, Inc., 6500 Brittmore, Houston, Texas 77041, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

  PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES.


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

(1)      ELECTION OF DIRECTORS:

         FOR all of the nominees listed below            [ ]
         (except as indicated to the contrary below)

         WITHHOLD AUTHORITY                              [ ]
         to vote for election of directors

         NOMINEES: David R. Little, Jerry J. Jones, Bryan H. Wimberly, Cletus Davis, Kenneth H. Miller and Thomas V. Orr.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

(2) In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the director nominees named in Item 1, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors.



                                ------------------------------------

                                ------------------------------------
                                Signature of Shareholder(s)

                                Please sign your name exactly as it
                                appears hereon. Joint owners
                                must each sign. When signing as
                                attorney, executor, administrator,
                                trustee or guardian, please give your
                                full title as it appears hereon.

                                Date             , 1997.

                             DXP ENTERPRISES, INC.
                        (formerly known as Index, Inc.)

                     PROXY - ANNUAL MEETING OF SHAREHOLDERS
                                 June 17, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned holder of Preferred Stock of DXP Enterprises, Inc. (formerly known as Index, Inc.) ("DXP") hereby appoints David R. Little and Gary A. Allcorn, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Tuesday, June 17, 1997, at 10:00 a.m., Houston time, at the offices of SEPCO Industries, Inc., 6500 Brittmore, Houston, Texas 77041, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

  PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES.


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

(1)      ELECTION OF DIRECTORS:

         FOR all of the nominees listed below            [ ]
         (except as indicated to the contrary below)

         WITHHOLD AUTHORITY                              [ ]
         to vote for election of directors

         NOMINEES: David R. Little, Jerry J. Jones, Bryan H. Wimberly, Cletus Davis, Kenneth H. Miller and Thomas V. Orr.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

(2) In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the director nominees named in Item 1, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors.



                                ------------------------------------

                                ------------------------------------
                                Signature of Shareholder(s)

                                Please sign your name exactly as it
                                appears hereon. Joint owners
                                must each sign. When signing as
                                attorney, executor, administrator,
                                trustee or guardian, please give your
                                full title as it appears hereon.

                                Date             , 1997.